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                                                                       EXHIBIT 2


                      Advisory Contract 2 (selected terms)

THE AGREEMENT is made the 30th day of OCTOBER 1989 between CO-OPERATIVE INVESTMENT MANAGEMENT LIMITED ("CIM FUND MANAGERS"/"CIM") of 78/80 Cornhill, London, EC3V 3NJ and Co-operative Bank Pension Trust Limited of 1 Balloon Street, Manchester, M60 4EP, which acts as trustee ("the Trustees") of the Co-operative Bank Pension Scheme ("the Pension Scheme"), whereby the Trustees appoint CIM Fund Managers to act on their behalf as discretionary investment manager as hereinafter described upon the terms set out in the Schedule and General Conditions below which together constitute this agreement.

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ii)       Set out below are the restrictions on the markets in which the
          Trustees wish transactions to be effected.

          No direct investment in South Africa.

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3.        CIM agrees:-

          a) to review the composition of the Portfolio on such occasions and with such frequency as CIM shall consider appropriate and at its discretion realize the whole or any part of the Portfolio and invest the proceeds and any cash in the Portfolio in acquiring such other Investments (including (i) units in any Collective Investment Scheme operated by CIM or any Subsidiary or Associated Company of
              CIM) as CIM may determine, it being agreed that the activities of CIM in investing the proceeds may include depositing the proceeds in the account at the Bank opened and maintained in accordance with the provisions of sub-clause (i) below.

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          f)  To exercise (or, if necessary, request that Roodhill exercise)
              voting rights, if instructed by the Trustees, on any occasion on which such rights may be exercised in respect of Investments within the Portfolio, on behalf of the Trustees and in accordance with their instructions.


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4.       The Trustees agree:-

         a) To pay CIM on the last day of each Period of Account a management fee in respect of such Period of Account which shall amount to (pound)2,500 or, if higher, the amount calculated in accordance with the following formula:

    Bands of Value of Portfolio             Percentage payable
    at the end of the Period of Account     as a Management Fee
    -----------------------------------     -------------------

             On the first(pound)10 million             0.05%

             On the remainder                     0.025%

             Provided also that for the purpose of calculating the management fee the value of the Portfolio at the end of a Period of Account shall exclude the value of units in any Collective Investment Scheme operated by CIM or any Subsidiary or Associated Company of CIM and held in the Portfolio at the end of the Period of Account and provided also that the management fee payable (i) in respect of the first Period of Account and (ii) in respect of the last Period of Account shall be calculated on the above basis and reduced proportionately to the number of days comprised in such Period of Account.

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7.           After execution by CIM and by all the Trustees this Agreement shall commence at the opening of CIM for business on the date appearing at the start of this Agreement and shall continue thereafter until terminated:-

             a)  forthwith by notice in writing given by the Trustees to CIM; or

             b) by not less than 3 months notice in writing given by CIM to the Trustees.


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